NU LOGO	P. O. Box 270 Hartford, CT 06141-0270 107 Selden Street Berlin, CT 06037 (860)-665-5000 www.nu.com

Exhibit 99.1

News Release

CONTACT:

Jeffrey R. Kotkin

OFFICE:

(860) 665-5154

NU REPORTS STRONG 2006 RESULTS,

EXECUTION OF STRATEGIC PLAN

2006 Earnings of $470.6 Million, Including $314 Million Gain from Generation Sale

Fourth Quarter 2006 Earnings of $347.0 Million

Transmission Earnings of $59.8 Million in 2006

2007 Consolidated Earnings Guidance Affirmed

BERLIN, Connecticut, February 19, 2007—Northeast Utilities (NYSE: NU) today reported 2006 earnings of $470.6 million, or $3.06 per share, compared with losses of $253.5 million, or $1.93 per share, in 2005.  NU also reported fourth quarter 2006 earnings of $347.0 million, or $2.25 per share, compared with a loss of $13.6 million, or $0.10 per share, in the same quarter of 2005.

Charles W. Shivery, NU chairman, president, and chief executive officer, attributed the significant improvement to the company’s strong execution of its strategic plan to exit its competitive energy businesses and focus exclusively on its regulated businesses.  In the fourth quarter of 2006, NU realized a gain of $314.1 million, or $2.03 per share, from the November 1, 2006 sale of its competitive generating facilities.  In 2005, NU’s competitive businesses recorded losses of $398.2 million, or $3.03 per share, primarily as a result of marking to market various out-of-the-money wholesale energy contracts.

“We are rapidly implementing the strategic plan we announced in November of 2005.  We are making significant investments in the energy delivery infrastructure New England needs,” Shivery said.  “These investments are critical to the region’s reliability and to help it deal with some of the highest energy prices in the nation.  We are encouraged by the support we continue to receive from our policymakers to make these investments and we are pleased that we have been able to accomplish them on time and on or below budget.”

Shivery said NU’s regulated capital expenditures totaled $925 million in 2006, compared with $793 million in 2005.  In 2007, NU’s regulated capital expenditures are expected to total approximately $1.2 billion as NU continues to build the infrastructure needed to meet the increasing demands for energy in New England.  In terms of capital projects, Shivery said NU achieved a number of milestones in 2006:

•

The Connecticut Light and Power Company’s (CL&P) 21-mile Bethel-Norwalk, 345-kV transmission line was placed in service on October 12, 2006, approximately two months ahead of schedule and $10 million below its $350 million budget.

•

Public Service Company of New Hampshire’s (PSNH) Northern Wood Power Project, the conversion of a 50-mW coal-fired boiler at Schiller Station in Portsmouth, New Hampshire to a renewable energy unit that burns wood chips, began commercial operation on December 1, 2006 and was completed below its $75 million budget.

•

Construction of CL&P’s share of the 69-mile Middletown-Norwalk 345-kV transmission line began in mid-2006, about six months ahead of its planned start date.  It is expected to be completed in 2009 at a cost to CL&P of approximately $1.05 billion.  The project is currently about 16 percent complete.

•

Construction began in October 2006 of CL&P’s 9-mile, 115-kV Glenbrook underground transmission project between Norwalk and Stamford, Connecticut.  Completion is expected in 2008 at a cost of approximately $183 million.  The project is currently about 20 percent complete.

•

Yankee Gas Service Company’s 1.2 bcf, $108 million liquefied natural gas storage facility in Waterbury, Connecticut, which is expected to improve reliability and lower overall customer costs, is approximately 90 percent complete and expected to be available for the 2007-2008 heating season.

Also:

•

Western Massachusetts Electric Company’s (WMECO) two-year distribution rate settlement was approved by Massachusetts regulators in December 2006 and implemented January 1, 2007.

2007 Earnings Guidance

NU today affirmed its 2007 consolidated earnings guidance of between $1.30 per share and $1.55 per share.  NU projects earnings from its electric and natural gas distribution and regulated electric generation of between $0.80 per share and $0.90 per share in 2007.  NU projects transmission earnings of between $0.50 per share and $0.60 per share in 2007 and parent company earnings of between $0.00 and $0.05 per share.  NU also projects approximately breakeven results at its remaining competitive businesses in 2007, excluding the impact of marking to market its decreasing level of wholesale electricity commitments.

2006 Results

Shivery said NU’s improved results in 2006 were due primarily to the impact of executing the company’s strategic plan, including the sale of its competitive generation and achieving higher transmission earnings on a larger transmission investment base.  Additionally, as previously announced, CL&P recorded income of $74 million, or $0.48 per share, in the third quarter of 2006 as a result of a reduction of income tax expense related to a private letter ruling (PLR) CL&P received earlier this year from the Internal Revenue Service.  Comparisons with previous year’s results also benefited from the absence of charges NU recorded in 2005 as a result of the company’s decision to divest its wholesale marketing and energy services businesses.

Excluding the impact of the generation sale and the PLR, NU’s regulated businesses and parent company and affiliates earned $54.9 million, or $0.36 per share, in the fourth quarter of 2006, compared with $40.5 million, or $0.29 per share, in the fourth quarter of 2005.  For the full year, excluding such items, those businesses earned $178.2 million, or $1.16 per share, in 2006, compared with $144.7 million, or $1.10 per share, in 2005.  NU had earlier projected 2006 earnings for those business segments, excluding the PLR, of between $1.09 per share and $1.22 per share.

Regulated Business Results

The transmission segments of NU’s three electric companies earned $16.2 million in the fourth quarter of 2006 and $59.8 million in full-year 2006, compared with $10.6 million in the fourth quarter of 2005 and $41.1 million in full-year 2005.  Increased full-year earnings were primarily a result of a higher level of investment, particularly in Connecticut.

NU’s regulated electric and natural gas distribution and electric generation earnings were

$47.1 million in the fourth quarter of 2006 and $197.5 million for the full year of 2006, compared with $38.5 million in the fourth quarter of 2005 and $122.3 million in the full year of 2005.

CL&P’s distribution business earned $33.4 million in the fourth quarter of 2006 and

$147.6 million for the full year of 2006, compared with $19.1 million in the fourth quarter of 2005 and $60.0 million in the full year of 2005.  Fourth quarter 2006 results include recognition of an after-tax $7.7 million deferred gain related to the sale of NU’s competitive generation assets.  That gain is eliminated in consolidated NU results.  Fourth quarter CL&P 2005 results included $8.5 million in after-tax termination and employee benefit curtailment charges.  Absent the impact of the aforementioned reduction in income tax expense from the PLR and the deferred gain, CL&P’s distribution business would have earned $65.9 million in 2006.  Higher distribution rates in 2006 and a lower effective tax rate were partially offset by lower sales, higher storm-related expenses, and higher interest costs, compared with 2005.

PSNH’s distribution and generation business earned $5.8 million in the fourth quarter of 2006 and $27.0 million for full-year 2006, compared with $9.9 million in the fourth quarter of 2005 and $33.9 million for full-year 2005.  The lower results were due primarily to a higher effective tax rate.  PSNH’s unitary state corporate income tax is impacted by the profitability of the NU system in its entirety.  Therefore, PSNH’s state income taxes were higher in 2006 due to the competitive business divestiture gains recorded in 2006 by NU, and PSNH’s state income taxes were lower in 2005 due to the significant losses recorded that year by NU’s competitive businesses.

WMECO’s distribution business earned $2.4 million in the fourth quarter of 2006 and $11.0 million in full-year 2006, compared with $2.5 million in the fourth quarter of 2005 and $11.1 million in full-year 2005.

Yankee Gas earned $5.5 million in the fourth quarter of 2006 and earned $11.9 million for the full-year 2006, compared with earnings of $7.0 million in the fourth quarter of 2005 and $17.3 million for full-year 2005.  Yankee Gas earnings were lower due primarily to an 11.2 percent decline in firm sales in 2006, compared with 2005, largely the result of milder weather in 2006.

Shivery said 2006 regulated electric sales declined as a result of lower use per customer.  He said the lower use was due to a combination of milder summer and winter weather in 2006, compared with 2005, and customer reaction to higher energy prices.

Overall, retail electric sales were down 4.0 percent in 2006, compared with 2005, with residential sales off 5.6 percent, commercial sales off 2.3 percent, and industrial sales down 4.5 percent.  On a weather-adjusted basis, retail electric sales were down 1.6 percent in 2006, compared with 2005.  In the fourth quarter of 2006, retail electric sales were down 5.5 percent from the same period of 2005 and 3.1 percent on a weather-adjusted basis.

Competitive Business Results

NU’s competitive energy businesses earned $211.3 million, or $1.37 per share, in 2006, compared with a loss of $398.2 million, or $3.03 a share in 2005.  In the fourth quarter of 2006, the competitive energy businesses earned $285 million, or $1.85 per share, compared with a loss of

$54.1 million, or $0.39 per share, in the fourth quarter of 2005.  The improvement in 2006 was largely due to the generation sale and the absences of mark-to-market and other charges recorded in 2005.  Shivery said the success of the competitive generation sale helped allow the competitive businesses to make a $25 million pre-tax contribution in the fourth quarter of 2006 to the NU Foundation, which supports charitable organizations in Connecticut, New Hampshire and Massachusetts.  Fourth quarter 2006 competitive business results reflect the effect of that contribution.

Parent and Other

NU Parent and other affiliates earned $2.0 million in 2006, compared with a loss of $18.7 million in 2005.  The improved results were due primarily to interest earned by NU Parent on cash raised through the sale of 23 million additional shares in December 2005 and the sale of the competitive generation, as well as the absence in 2006 of certain write-offs recorded in 2005.

The following table reconciles 2006 and 2005 fourth-quarter and full year results:

		Fourth Quarter	Twelve Months

2005	Reported EPS	($0.10)	($1.93)
	Competitive business loss in 2005	$0.39	$3.03
	Regulated and Parent EPS in 2005	$0.29	$1.10
	Higher transmission earnings in 2006, net of dilution	$0.02	$0.08
	Higher regulated distribution and generation earnings in 2006, net of dilution and including third quarter $0.48/share tax-related gain	$0.03	$0.35
	Lower Parent costs in 2006, net of dilution	$0.02	$0.11
	Regulated and Parent EPS in 2006	$0.36	$1.64
	Competitive business earnings in 2006, excluding gain from sale of generation	($0.14)	($0.62)
	Gain for Sale of Competitive Generation Business	$2.03	$2.04
2006	Reported Basic EPS	$2.25	$3.06
2006	Reported Diluted EPS	$2.24	$3.05

Financial results for the fourth quarter and full year of 2006 and 2005 for NU’s regulated and competitive businesses are noted below:

Three months ended:

(in millions)	December 31, 2006	December 31, 2005	Increase (Decrease)
CL&P Distribution	$33.4	$19.1	$14.3
PSNH Distribution/Generation	$5.8	$9.9	($4.1)
WMECO Distribution	$2.4	$2.5	($0.1)
Yankee Gas	$5.5	$7.0	($1.5)
Total—Distribution/ Regulated Generation	$47.1	$38.5	$8.6
CL&P Transmission	$12.9	$7.9	$5.0
PSNH Transmission	$1.6	$2.0	($0.4)
WMECO Transmission	$1.7	$0.7	$1.0
Total—Transmission	$16.2	$10.6	$5.6
Total—Regulated Businesses	$63.3	$49.1	$14.2
NU Parent and Other Affiliates	($8.4)	($8.6)	$0.2
Total—Regulated and Parent	$54.9	$40.5	$14.4
Total—Competitive Energy, ex. gain	($22.0)	($54.1)	$32.1
Gain from sale of Competitive Generation Business—NU Enterprises	$307.0	---	$307.0
Gain from sale of Competitive Generation Business—Parent/Other	$7.1	---	$7.1
Reported Earnings	$347.0	($13.6)	$360.6

12 months ended:

(in millions)	December 31, 2006	December 31, 2005	Increase (Decrease)
CL&P Distribution	$147.6	$60.0	$87.6
PSNH Distribution/Generation	$27.0	$33.9	($6.9)
WMECO Distribution	$11.0	$11.1	($0.1)
Yankee Gas	$11.9	$17.3	($5.4)
Total—Distribution/ Regulated Generation	$197.5	$122.3	$75.2
CL&P Transmission	$46.9	$29.3	$17.6
PSNH Transmission	$8.3	$7.8	$0.5
WMECO Transmission	$4.6	$4.0	$0.6
Total—Transmission	$59.8	$41.1	$18.7
Total—Regulated Businesses	$257.3	$163.4	$93.9
NU Parent and Other Affiliates	($5.1)	($18.7)	$13.6
Total—Regulated and Parent	$252.2	$144.7	$107.5
Total Competitive Energy, ex. gain	($95.7)	($398.2)	$302.5
Gain from sale of Competitive Generation Business—NU Enterprises	$307.0	---	$307.0
Gain from sale of Competitive Generation Business—Parent/Other	$7.1	---	$7.1
Reported Earnings	$470.6	($253.5)	$724.1

During 2006, NU had approximately 153.8 million average common shares outstanding and 154.1 million average common shares diluted.  It operates New England’s largest energy delivery system, serving more than 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, plans, objectives, future financial performance and other statements that are not historical facts.  These statements are “forward looking statements” within the meaning of the Private Litigation Reform Act of 1995.  In some cases, you can identify these forward looking statements by words such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “believe”, “forecast”, “should”, “could”, and similar expressions.  Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements.  Factors that may cause actual results to differ materially from those included in the forward looking statements include, but are not limited to, actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policy, changes in levels and timing of capital expenditures, developments in legal or public policy doctrines, technological developments, changes in accounting standards and financial reporting regulations, fluctuations in the value of our remaining competitive electricity positions, actions of rating agencies, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the SEC.  We undertake no obligation to update the information contained in any forward looking statements to reflect developments or circumstances occurring after the statement is made.

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Note:  NU will webcast an investor call Tuesday, February 20, 2007, at 4 p.m. Eastern Standard Time.  The call can be accessed through NU’s website at www.nu.com.